Exhibit 23.2

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------
     PCAOB REGISTERED


         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
         --------------------------------------------------------


We consent to the use, in the registration statement on Form SB-2/A, Amendment No. 1 of Reshoot Production Company, of our report dated January 2, 2008 on our audit of the financial statements of Reshoot Production Company as of December 31, 2007, and the related statements of operations, stockholders' equity and cash flows for the year then ended December 31, 2007 and since inception on October 31, 2007 through December 31, 2007, and the reference to us under the caption "Experts."


/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates Chartered
    Las Vegas, Nevada
    January 17, 2008


                2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                      (702)253-7499 Fax (702)253-7501

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